Exhibit 99.1

News Release

FOR RELEASE:	INVESTOR CONTACT:
Date January 25, 2018	Gerry Gould, VP-Investor Relations
Time 8:00 am Eastern	(781) 356-9402
gerry.gould@haemonetics.com

MEDIA CONTACT:
Carla Burigatto, VP-Communications
(781) 348-7263
carla.burigatto@haemonetics.com

Ellen M. Zane Rejoins Haemonetics Board of Directors

Braintree, Mass., Jan. 25, 2018 - Haemonetics Corporation (NYSE: HAE) announced the election of Ellen M. Zane to its Board of Directors. Zane is a nationally renowned health care leader with more than 30 years of experience in hospitals and health care systems.

Zane led the turnaround of Tufts Medical Center and Floating Hospital for Children in Boston, where she retired as President and Chief Executive Officer in 2011 and currently serves as Vice Chair of the Board of Trustees. She returned the organization to financial stability and strengthened its academic relationships and community physician networks to deliver high-quality, cost-efficient and patient-centered care amid rapid change in the health care industry.

From 1994 to 2004, Zane was Network President of Partners HealthCare System, Inc., where she developed one of the largest physician networks in the country. Prior to this, she was Chief Executive Officer of Quincy Hospital.

Zane serves on the board of global medical technology leader Boston Scientific Corporation, as well as the boards of Brooks Automation and Fiduciary Trust Company. She is also a former director of PAREXEL International Corporation. Zane previously served on Haemonetics’ Board of Directors from 2012-2016.

"We are pleased to welcome Ellen back to our Board. Her broad expertise in health systems and physician enterprises will bring valuable insights across the company’s growth businesses, especially our Hospital business unit,” said Richard J. Meelia, Chairman of Haemonetics' Board of Directors. “The Board is committed to renewal in support of Haemonetics’ turnaround. Ellen is the fourth director to join in the past 18 months and will add to the Board’s strong mix of operational and strategic experience as the company transforms to pursue accelerated growth.”

Zane earned a Bachelor of Arts degree from George Washington University and a Master of Arts degree from The Catholic University of America, and holds honorary doctorate degrees from Bentley University, Stonehill College and Curry College. She is on the faculty at Tufts University School of Medicine and The Harvard T. H. Chan School of Public Health.

About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

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